May 20, 2022
PERSONAL AND CONFIDENTIAL
André C. Bouchard
Dear André,
As you know, Team, Inc. (together with its subsidiaries, the “Company”) is currently facing a challenging business environment. In light of this situation, the Company has made certain changes to your compensation as described in this letter agreement (this “Agreement”). We thank you for your hard work and continuous efforts and are pleased that we are able to offer a revised compensation program during these challenging times.
Retention Bonuses
Subject to the terms of this Agreement, the Company has granted you a cash retention bonus opportunity pursuant to the Team, Inc. 2018 Equity Incentive Plan, as amended and restated May 2021) (as the same may be amended, the “Equity Plan”) in the aggregate amount of U.S. $123,600 (the “Retention Opportunity”). The Retention Opportunity is earned over the first, second, third, and fourth quarters of calendar year 2022 (each quarter a “Retention Period”). One-fourth of the Retention Opportunity (a “Retention Bonus”) will be payable after the end of each Retention Period, subject to your continued employment with the Company (except as expressly provided below). Your Retention Bonus for each Retention Period will be paid to you by the Company within a reasonable period of time (but generally no later than thirty (30) days) after the end of the applicable Retention Period (except that the Retention Bonus for the first quarter Retention Period will be made as soon as practicable after the date of this Agreement), provided, that in the sole discretion of the Company’s Board of Directors, you may receive an advance payment of your Retention Bonus for any Retention Period or for multiple Retention Periods.
You will be required to repay any Retention Bonuses received, net of any taxes you are required to pay in respect thereof and taking into account any tax benefit that may be available in respect of such repayment to the Company, in the event that your employment with the Company ends (or you are under notice of a termination) for reasons other than death, disability, a Voluntary Separation from Service for Good Reason, or an Involuntary Separation from Service Without Cause (as such terms are defined in the Company's 2020 Officer Severance Policy and Guidelines) (as the same may be amended, the “Severance Policy”) (such repayment obligations, the “Clawback”). The Clawback for all Retention Bonuses will expire on the earlier of (i) February 1, 2023, (ii) the consummation of a “Change in Control” of the Company (as defined in the Equity Plan), or (iii) the completion of any liquidation, windup, reorganization, or
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restructuring of the Company, whether under the federal law of the United States or any other jurisdiction. Any required repayment under the Clawback must be made promptly, and in all events within twenty (20) calendar days following the date of your termination of employment with the Company.
Cash Incentive
Subject to the terms of this Agreement, you will also be eligible to receive cash incentive payments (each, a “Cash Incentive”), based on the Company's achievement of designated performance metrics, for the first half of fiscal year 2022 (“H1”), the third quarter of fiscal year 2022 (“Q3”) and the fourth quarter of fiscal year 2022 (“Q4”, and H1, Q3 and Q4 each, a “Performance Period”).
Your aggregate target Cash Incentives for the Performance Periods will equal $123,600.00 meaning that your target Cash Incentive will equal $61,800.00 for H1 (your “H1 Target”) and will equal $30,900.00 for each of Q3 and Q4 (your “Q3 Target” and “Q4 Target”, respectively). Upon the completion of each Performance Period, the Company will determine its level of achievement against the performance metrics applicable to such Performance Period. You will receive a detailed breakdown of the applicable performance metrics in a separate communication in the coming weeks.
Based on the level of achievement of the Company's performance metrics, you will be eligible to receive a Cash Incentive for each Performance Period of either 0% (for below threshold performance) or 100% (for at or above target performance) of the applicable of your H1, Q3 or Q4 Target. Your earned Cash Incentives will be paid, net of applicable taxes and withholdings, as soon as administratively practicable following the Company's determination of the level of achievement for each Performance Period; provided, that in no event will such a payment be made on or after the sixtieth (60th) day following the end of the applicable Performance Period. Once properly paid, Cash Incentives are not subject to Clawback (unless paid in advance as described below).
Notwithstanding the foregoing, as determined in the sole discretion of the Company’s Board of Directors, you may receive an advance payment equal to 100% of the applicable of your H1, Q3 or Q4 Target for a Performance Period and shall have no further rights to additional sums with respect to such Performance Period. In the event your advance payment (i.e., 100% of the applicable of your H1, Q3 or Q4 Target) is greater than the Cash Incentive you would otherwise have earned for that Performance Period based on actual performance, your Cash Incentive for the next Performance Period will be reduced by the amount of the overpayment or, if your employment terminates in circumstances in which you are not entitled to receive any Cash Incentive for such subsequent Performance Period, you may, in the discretion of the Company, be required to repay such excess (net of any taxes you are required to pay with respect thereof) within twenty (20) calendar days following the date you receive notice of the actual payment amount. Except as expressly provided below, your eligibility to receive a Cash Incentive for each Performance Period is subject to your continued employment with the Company through (and not being under any notice of termination of employment as of) the applicable payment date.

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Effect of Termination of Employment
In the event your employment with the Company ends for reasons other than death, disability, a Voluntary Separation from Service for Good Reason or an Involuntary Separation from Service Without Cause, you will immediately forfeit any unpaid Cash Incentive or Retention Bonus for any previously completed Retention Period or Performance Period, as applicable, you will not be eligible to receive a payment with respect to any Retention Period or Performance Period ending on or following your termination date and will be subject to the Clawback of your Retention Bonuses as described above. For the avoidance of doubt, the Cash Incentives you receive are not subject to the Clawback (unless paid in advance as described above).
In the event your employment ends as a result of a Voluntary Separation from Service for Good Reason or an Involuntary Separation from Service Without Cause, you will not be subject to the Clawback and you will (i) receive any earned but unpaid Cash Incentive or Retention Bonus for any previously completed Retention Period or Performance Period; (ii) receive the Retention Bonus for the Retention Period during which your termination occurs; (iii) receive a Cash Incentive for the Performance Period during which your termination of employment occurs based on actual performance for such Performance Period prorated by multiplying the amount of such Cash Incentive that would be payable for the full Performance Period by a fraction, the numerator of which is the number of days you were employed during the Performance Period in which your termination of employment occurs and the denominator of which is equal to the number of days contained in such Performance Period; and (iv) forfeit and not be eligible to receive any payment with respect to any Retention Period or Performance Period following the Retention Period or Performance Period during which your employment terminates. The payments referred to in (i), (ii) and (iii) immediately above will be subject to the terms and conditions set forth in the Severance Policy, including the requirement to execute an irrevocable general release agreement and non-compete agreement.
In the event of a Voluntary Separation from Service for Good Reason or an Involuntary Separation from Service Without Cause following a Change in Control (provided that the term Change in Control for purposes of this Letter Agreement shall be as defined in the Equity Plan), you will (i) receive any earned but unpaid Retention Bonus or Cash Incentive for previously completed Retention Period or Performance Period; (ii) receive a payment equal to 100% of the Retention Bonus and the applicable of your H1, Q3 or Q4 Target for the Retention Period and Performance Period, as applicable, during which the termination occurs; and (iii) 100% of the Retention Bonus and the applicable of your H1, Q3 or Q4 Target for any Retention Periods and Performance Periods in 2022 following the Retention Period and Performance Period during which the Change in Control has occurred. The payments referred to in (i), (ii) and (iii) immediately above will be subject to the terms and conditions set forth in the Severance Policy, including the requirement to execute an irrevocable general release agreement and non-compete agreement.

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Relationship to Other Payments and Agreement
Your eligibility to receive the payments described above under “Retention Bonuses” and “Cash Incentive” are special awards intended to run concurrently with, and as a component of, the 2022 performance period under the Company’s Management Incentive Plan (the “Annual Plan”) and will be considered an advance payment of amounts otherwise payable pursuant to the Annual Plan in respect of calendar year 2022. In the event your payout under the Annual Plan is greater than the amounts paid pursuant to the terms of this Agreement (the “Annual Plan Excess”), you will be eligible to receive the Annual Plan Excess pursuant to the terms of the Annual Plan at the time annual bonuses are normally paid in respect of calendar year 2022. For the avoidance of doubt, in no event will the 2022 performance under the Annual Plan result in a Clawback or other repayment obligation with respect to the Retention Bonuses or Cash Incentives provided under this Agreement. Additional details will be provided at the time the annual incentive opportunity for you is established in connection with the Annual Plan. The payments provided pursuant to this Agreement are in lieu of any other prior cash retention arrangements, and as a condition of entering into this Agreement, you expressly agree that any prior cash retention arrangements are hereby null and void and of no effect. Unless otherwise required by the terms of the applicable plan documents, all payments under this Agreement are not pensionable and shall not be considered compensation for purposes of any of the Company's severance or retirement programs.
Miscellaneous
This Agreement and the rights and obligations hereunder will be governed by and construed in accordance with the laws of the State of Texas without reference to any jurisdiction's principles of conflicts of law and reflect the parties’ entire understanding and agreement with regard to the foregoing.
The Company reserves the right to amend, modify or terminate this compensation program for any Retention Period or Performance Period that has not commenced (i.e., the Company cannot amend, modify or terminate the program with respect to any Retention Period or Performance Period that has already commenced).
Should you have any questions regarding the foregoing, please contact Sherri Sides at 281-388-5611 or katina.cole@teaminc.com. We look forward to your continued support and efforts during these challenging times for the Company.
Sincerely,
Keith Tucker
Chief Executive Officer

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ACKNOWLEDGED AND AGREED:
Signature: ________________________
Printed Name: _____________________
Date: ____________________________

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